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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in thousands, except ratios)

	Six Months Ended June 30, 2011
		For the Year Ended
		12/31/2010	12/31/2009	12/31/2008	12/31/2007	12/13/2006
Pre-tax income from continuing operations	$83,607	$136,492	$67,888	$190,193	$195,616	$158,191
Interest expense	33,367	66,541	50,738	26,209	17,287	10,247
Amortization of Capitalize Interest	868
Capitalized interest	18,664	28,321	30,107	23,209	18,104	9,339

Earnings	$117,843	$203,033	$118,626	$216,402	$212,903	$168,438

Ratio of earnings to fixed charges	2.26	2.14	1.47	4.38	6.02	8.60

        For purposes of this table, "earnings" consists of income before income taxes from continuing operations plus fixed charges and less capitalized interest. "Fixed charges" consists of interest expense and capitalized interest (for both continuing and discontinued operations).

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  Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (in thousands, except ratios)